UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D
                               (Amendment No. 5)

                   Under the Securities Exchange Act of 1934

                         CAREER EDUCATION CORPORATION
                               -----------------
                                (Name of Issuer)

                    Common Stock, Par Value $0.01 Per Share
                         -----------------------------
                         (Title of Class of Securities)

                                  141665109
                                  ---------
                                (CUSIP Number)

                               Gregory D. Hitchan
                         Blum Capital Partners, L.P.
                       909 Montgomery Street, Suite 400
                           San Francisco, CA 94133
                                (415) 434-1111
                                --------------
               (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)

                                 April 14, 2008
                                 --------------
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 15

                                  * * * * *



CUSIP NO. 141665109             SCHEDULE 13D                      Page 2 of 15


------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON                      BLUM CAPITAL PARTNERS, L.P.

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)       94-3205364
------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [x]
                                                                       (b) [x]
------------------------------------------------------------------------------
 3.  SEC USE ONLY

------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*                                               See Item 3

------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]
------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION                           California

------------------------------------------------------------------------------
                    7.  SOLE VOTING POWER                                  -0-

   NUMBER OF       -----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER                       16,215,561**
   BENEFICIALLY
   OWNED BY EACH   -----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER                             -0-

                   -----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                  16,215,561**

------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,215,561**

------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                        [ ]
------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                18.1%**

------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON                                           PN, IA

------------------------------------------------------------------------------
** See Item 5


                                  * * * * *



CUSIP NO. 141665109             SCHEDULE 13D                      Page 3 of 15


------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON               RICHARD C. BLUM & ASSOCIATES, INC.

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)       94-2967812
------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [x]
                                                                       (b) [x]
------------------------------------------------------------------------------
 3.  SEC USE ONLY

------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*                                               See Item 3

------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]
------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION                           California

------------------------------------------------------------------------------
                    7.  SOLE VOTING POWER                                  -0-

   NUMBER OF       -----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER                       16,215,561**
   BENEFICIALLY
   OWNED BY EACH   -----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER                             -0-

                   -----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                  16,215,561**

------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,215,561**

------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                        [ ]
------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                18.1%**

------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON                                               CO

------------------------------------------------------------------------------
** See Item 5


                                  * * * * *



CUSIP NO. 141665109             SCHEDULE 13D                      Page 4 of 15


-----------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON                   BLUM STRATEGIC GP III, L.L.C.

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)      04-3809436
-----------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [x]
                                                                      (b) [x]
-----------------------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*                                              See Item 3

-----------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
-----------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware

-----------------------------------------------------------------------------
                    7.  SOLE VOTING POWER                                 -0-

   NUMBER OF       ----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER                      16,215,561**
   BENEFICIALLY
   OWNED BY EACH   ----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER                            -0-

                   ----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                 16,215,561**

-----------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,215,561**

-----------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                       [ ]
-----------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               18.1%**

-----------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON                  OO (Limited Liability Company)

-----------------------------------------------------------------------------
** See Item 5


                                  * * * * *



CUSIP NO. 141665109             SCHEDULE 13D                      Page 5 of 15


-----------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON                     BLUM STRATEGIC GP III, L.P.

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)      02-0742606
-----------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [x]
                                                                      (b) [x]
-----------------------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*                                              See Item 3

-----------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
-----------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware

-----------------------------------------------------------------------------
                    7.  SOLE VOTING POWER                                 -0-

   NUMBER OF       ----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER                      16,215,561**
   BENEFICIALLY
   OWNED BY EACH   ----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER                            -0-

                   ----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                 16,215,561**

-----------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,215,561**

-----------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                       [ ]
-----------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               18.1%**

-----------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON                                              PN

-----------------------------------------------------------------------------
** See Item 5


                                  * * * * *



CUSIP NO. 141665109             SCHEDULE 13D                      Page 6 of 15


-----------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON               BLUM STRATEGIC PARTNERS III, L.P.

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)      04-3809438
-----------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [x]
                                                                      (b) [x]
-----------------------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*                                              See Item 3

-----------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
-----------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware

-----------------------------------------------------------------------------
                    7.  SOLE VOTING POWER                                 -0-

   NUMBER OF       ----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER                      16,215,561**
   BENEFICIALLY
   OWNED BY EACH   ----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER                            -0-

                   ----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                 16,215,561**

-----------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,215,561**

-----------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                       [ ]
-----------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               18.1%**

-----------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON                                             PN

-----------------------------------------------------------------------------
** See Item 5


                                  * * * * *



CUSIP NO. 141665109             SCHEDULE 13D                      Page 7 of 15


-----------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON                    BLUM STRATEGIC GP IV, L.L.C.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)     26-0588693
-----------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [x]
                                                                      (b) [x]
-----------------------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*                                              See Item 3

-----------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
-----------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware

-----------------------------------------------------------------------------
                    7.  SOLE VOTING POWER                                 -0-

   NUMBER OF       ----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER                      16,215,561**
   BENEFICIALLY
   OWNED BY EACH   ----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER                            -0-

                   ----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                 16,215,561**

-----------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,215,561**

-----------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                       [ ]
-----------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               18.1%**

-----------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON                  OO (Limited Liability Company)

-----------------------------------------------------------------------------
** See Item 5


                                  * * * * *



CUSIP NO. 141665109             SCHEDULE 13D                      Page 8 of 15


-----------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON                      BLUM STRATEGIC GP IV, L.P.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)     26-0588732
-----------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [x]
                                                                      (b) [x]
-----------------------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*                                              See Item 3

-----------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
-----------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware

-----------------------------------------------------------------------------
                    7.  SOLE VOTING POWER                                 -0-

   NUMBER OF       ----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER                      16,215,561**
   BENEFICIALLY
   OWNED BY EACH   ----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER                            -0-

                   ----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                 16,215,561**

-----------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,215,561**

-----------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                       [ ]
-----------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               18.1%**

-----------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON                                              PN

-----------------------------------------------------------------------------
** See Item 5


                                  * * * * *



CUSIP NO. 141665109             SCHEDULE 13D                      Page 9 of 15


-----------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON                BLUM STRATEGIC PARTNERS IV, L.P.

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)      26-0588744
-----------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [x]
                                                                      (b) [x]
-----------------------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*                                              See Item 3

-----------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
-----------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware

-----------------------------------------------------------------------------
                    7.  SOLE VOTING POWER                                 -0-

   NUMBER OF       ----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER                      16,215,561**
   BENEFICIALLY
   OWNED BY EACH   ----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER                            -0-

                   ----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                 16,215,561**

-----------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,215,561**

-----------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                       [ ]
-----------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               18.1%**

-----------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON                                             PN

-----------------------------------------------------------------------------
** See Item 5


                                  * * * * *



CUSIP NO. 141665109             SCHEDULE 13D                     Page 10 of 15


-----------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON                 SADDLEPOINT PARTNERS GP, L.L.C.

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)      83-0424234
-----------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [x]
                                                                      (b) [x]
-----------------------------------------------------------------------------
 3.  SEC USE ONLY

-----------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*                                              See Item 3

-----------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
-----------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware

-----------------------------------------------------------------------------
                    7.  SOLE VOTING POWER                                 -0-

   NUMBER OF       ----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER                      16,215,561**
   BENEFICIALLY
   OWNED BY EACH   ----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER                            -0-

                   ----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER                 16,215,561**

-----------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,215,561**

-----------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                       [ ]
-----------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               18.1%**

-----------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON                 OO (Limited Liability Company)

-----------------------------------------------------------------------------
** See Item 5


                                  * * * * *



CUSIP NO. 141665109             SCHEDULE 13D                     Page 11 of 15


Item 1.  Security and Issuer
----------------------------

This Amendment No. 5 amends the Statement on Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission on April 10, 2008 by Blum Capital Partners, L.P., a California limited partnership, ("Blum LP"); Richard
C. Blum & Associates, Inc., a California corporation ("RCBA Inc."); Blum Strategic GP III, L.L.C., a Delaware limited liability company ("Blum GP III"); Blum Strategic GP III, L.P., a Delaware limited partnership ("Blum GP III LP"); Blum Strategic Partners III, L.P., a Delaware limited partnership ("Blum Strategic III"); Blum Strategic GP IV, L.L.C., a Delaware limited liability company ("Blum GP IV"); Blum Strategic GP IV, L.P., a Delaware limited partnership ("Blum GP IV LP"); Blum Strategic Partners IV, L.P., a Delaware limited partnership("Blum Strategic IV");and Saddlepoint Partners GP, L.L.C., a Delaware limited liability company ("Saddlepoint GP") (collectively, the "Reporting Persons").

This amendment to the Schedule 13D relates to shares of common stock, $.01 par value per share (the "Common Stock") of Career Education Corporation, a Delaware corporation (the "Issuer"). The principal executive office and mailing address of the Issuer is 2895 Greenspoint Parkway, Suite 600, Hoffman Estates, Illinois 60169.

The following amendments to the Schedule 13D are hereby made. Unless otherwise defined herein, all capitalized terms shall have the meaning ascribed to them in the Schedule 13D as previously amended.


Item 2.  Identity and Background
--------------------------------

There have been no changes to Item 2 since the Schedule 13D Amendment filed on December 19, 2007.


Item 3.  Source and Amount of Funds or Other Considerations
------------------------------------------------------------

There have been no changes to Item 3 since the Schedule 13D Amendment filed on December 19, 2007.


Item 4.  Purpose of Transaction
--------------------------------

There have been no changes to Item 4 since the initial Schedule 13D filed on December 21, 2006.


                                  * * * * *



CUSIP NO. 141665109             SCHEDULE 13D                     Page 12 of 15


Item 5.  Interest in Securities of the Issuer
---------------------------------------------

(a), (b) According to the Issuer's Form DEF 14A filed with the Securities and Exchange Commission on April 2, 2008, there were 89,480,978 shares of
Common Stock issued and outstanding as of March 17, 2008. Based on such information, after taking into account the transactions described in Item 5(c) below, the Reporting Persons report beneficial ownership of the following shares of Common Stock: (i) 2,921,765 shares of Common Stock held by Blum LP and RCBA Inc. on behalf of the limited partnerships for which Blum LP serves as the general partner, which represents 3.3% of the outstanding shares of the Common Stock; (ii) 6,604,096 shares of the Common Stock held by Blum GP III which serves as general partner of Blum GP III LP which, in turn, serves as the general partner of Blum Strategic III, which represents 7.4% of the outstanding shares of the Common Stock; (iii) 5,895,800 shares of the Common Stock held by Blum GP IV which serves as general partner of Blum GP IV LP which, in turn, serves as the general partner of Blum Strategic IV, which represents 6.6% of the outstanding shares of the Common Stock; (iv) 464,900 shares of the Common Stock held by Saddlepoint GP on behalf of a partnership for which it serves as the general partner, which represents 0.5% of the outstanding shares of the Common Stock; and (v) 164,500 shares of the Common Stock that are legally owned by The Nuclear Decommissioning Trust of Dominion Nuclear Connecticut, Inc. ("Dominion Connecticut"), which represents 0.2% of the outstanding shares of the Common Stock and 164,500 shares of the Common Stock that are legally owned by Virginia Electric and Power Company Qualified Nuclear Decommissioning Trust ("Virginia Electric"), which represents 0.2% of the outstanding shares of the Common Stock (collectively, the "Investment Advisory Clients"), with respect to which Blum LP has voting and investment power. Each Investment Advisory Client has entered into an investment management agreement with Blum LP, but neither Investment Advisory Client has any contract, arrangement or understanding with the other Investment Advisory Client, or any other Reporting Person, with respect to the acquisition, ownership, disposition or voting of any shares of the Common Stock. Each Investment Advisory Client disclaims membership in a group with any Reporting Person or with the other Investment Advisory Client, and each disclaims beneficial ownership of any shares beneficially owned by the Reporting Persons other than for their own account.


                                  * * * * *



CUSIP NO. 141665109             SCHEDULE 13D                     Page 13 of 15


Voting and investment power concerning the above shares are held solely by Blum LP, Blum GP III, Blum GP IV and Saddlepoint GP. The Reporting Persons therefore may be deemed to be members in a group, in which case the group would be deemed to have beneficial ownership of an aggregate of 16,215,561 shares of the Common Stock, which is 18.1% of the outstanding Common Stock. As the sole general partner of Blum LP, RCBA Inc. is deemed the beneficial owner of the securities over which Blum LP has voting and investment power. The filing of this Schedule shall not be construed as an admission that any of the shareholders, directors or executive officers of RCBA Inc. or the managing members and members of Blum GP III, Blum GP III LP, Blum GP IV, Blum GP IV LP and Saddlepoint GP, is, for any purpose, the beneficial owner of any of the securities that are beneficially owned by RCBA Inc., Blum GP III LP, Blum GP III, Blum GP IV LP, Blum GP IV or Saddlepoint GP.

c) Since the last Schedule 13D Amendment filed on April 10, 2008, the Reporting Persons have purchased the following shares of Common Stock in the open market:


Entity                             Trade Date    Shares    Price/Share
-------                            ----------   --------   -----------

Investment partnerships for        04-11-2008        300       16.0012
which Blum LP serves as the        04-11-2008      1,200       16.0735
general partner.                   04-14-2008      1,700       15.9672
                                   04-15-2008      1,000       15.8987


Entity                             Trade Date    Shares    Price/Share
-------                            ----------   --------   -----------

For Blum Strategic IV for          04-10-2008     10,000       16.3188
which Blum GP IV LP                04-11-2008     99,700       16.0012
serves as the general partner      04-11-2008    336,800       16.0735
and for Blum GP IV which           04-14-2008    482,800       15.9672
serves as the general              04-15-2008    276,400       15.8987
partner for Blum GP IV LP.


(d) Not applicable.

(e) Not applicable.


                                  * * * * *



CUSIP NO. 141665109             SCHEDULE 13D                     Page 14 of 15


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer
-----------------------------------------------------------------------------

There have been no changes to Item 6 since the initial Schedule 13D filed on December 21, 2006.


Item 7.  Material to be Filed as Exhibits
------------------------------------------

Exhibit A - Joint Filing Undertaking


                                  * * * * *



CUSIP NO. 141665109             SCHEDULE 13D                     Page 15 of 15


                                  SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  April 16, 2008

RICHARD C. BLUM & ASSOCIATES, INC.      BLUM CAPITAL PARTNERS, L.P.
                                        By: Richard C. Blum & Associates, Inc.
                                            its General Partner

By: /s/ Gregory D. Hitchan              By: /s/ Gregory D. Hitchan
    -------------------------------         ----------------------------------
    Gregory D. Hitchan                      Gregory D. Hitchan
    Partner, Chief Operating Officer,       Partner, Chief Operating Officer,
    General Counsel and Secretary           General Counsel and Secretary

BLUM STRATEGIC GP III, L.L.C.           BLUM STRATEGIC GP III, L.P.
                                        By:  Blum Strategic GP III, L.L.C.
                                             its General Partner

By: /s/ Gregory D. Hitchan              By: /s/ Gregory D. Hitchan
    -------------------------------         ----------------------------------
    Gregory D. Hitchan                      Gregory D. Hitchan
    Managing Member                         Managing Member

BLUM STRATEGIC PARTNERS III, L.P.       BLUM STRATEGIC GP IV, L.L.C.
By:  Blum Strategic GP III, L.P.,
     its General Partner
By:  Blum Strategic GP III, L.L.C.
     its General Partner

By:  /s/ Gregory D. Hitchan             By: /s/ Gregory D. Hitchan
     ---------------------------            ------------------------------
     Gregory D. Hitchan,                    Gregory D. Hitchan
     Managing Member                        Managing Member

BLUM STRATEGIC GP IV, L.P.              BLUM STRATEGIC PARTNERS IV, L.P.
By:  Blum Strategic GP IV, L.L.C.       By:  Blum Strategic GP IV, L.P.,
     its General Partner                    its General Partner
                                        By:  Blum Strategic GP IV, L.L.C.
                                            its General Partner

By:  /s/ Gregory D. Hitchan             By: /s/ Gregory D. Hitchan
     ---------------------------            ------------------------------
     Gregory D. Hitchan,                    Gregory D. Hitchan
     Managing Member                        Managing Member

SADDLEPOINT PARTNERS GP, L.L.C.
By:  Blum Capital Partners, L.P.
     its Managing Member
By:  Richard C. Blum & Associates, Inc.
     its General Partner

By: /s/ Gregory D. Hitchan
    -------------------------------
    Gregory D. Hitchan
    Partner, Chief Operating Officer,
    General Counsel and Secretary

                                  * * * * *


CUSIP NO. 141665109             SCHEDULE 13D                    Page 1 of 1


                                   Exhibit A
                           JOINT FILING UNDERTAKING

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated:  April 16, 2008

RICHARD C. BLUM & ASSOCIATES, INC.      BLUM CAPITAL PARTNERS, L.P.
                                        By: Richard C. Blum & Associates, Inc.
                                            its General Partner

By: /s/ Gregory D. Hitchan              By: /s/ Gregory D. Hitchan
    -------------------------------         ----------------------------------
    Gregory D. Hitchan                      Gregory D. Hitchan
    Partner, Chief Operating Officer,       Partner, Chief Operating Officer,
    General Counsel and Secretary           General Counsel and Secretary

BLUM STRATEGIC GP III, L.L.C.           BLUM STRATEGIC GP III, L.P.
                                        By:  Blum Strategic GP III, L.L.C.
                                             its General Partner

By: /s/ Gregory D. Hitchan              By: /s/ Gregory D. Hitchan
    -------------------------------         ----------------------------------
    Gregory D. Hitchan                      Gregory D. Hitchan
    Managing Member                         Managing Member

BLUM STRATEGIC PARTNERS III, L.P.       BLUM STRATEGIC GP IV, L.L.C.
By:  Blum Strategic GP III, L.P.,
     its General Partner
By:  Blum Strategic GP III, L.L.C.
     its General Partner

By:  /s/ Gregory D. Hitchan             By: /s/ Gregory D. Hitchan
     ---------------------------            ------------------------------
     Gregory D. Hitchan,                    Gregory D. Hitchan
     Managing Member                        Managing Member

BLUM STRATEGIC GP IV, L.P.              BLUM STRATEGIC PARTNERS IV, L.P.
By:  Blum Strategic GP IV, L.L.C.       By:  Blum Strategic GP IV, L.P.,
     its General Partner                    its General Partner
                                        By:  Blum Strategic GP IV, L.L.C.
                                            its General Partner

By:  /s/ Gregory D. Hitchan             By: /s/ Gregory D. Hitchan
     ---------------------------            ------------------------------
     Gregory D. Hitchan,                    Gregory D. Hitchan
     Managing Member                        Managing Member

SADDLEPOINT PARTNERS GP, L.L.C.
By:  Blum Capital Partners, L.P.
     its Managing Member
By:  Richard C. Blum & Associates, Inc.
     its General Partner

By: /s/ Gregory D. Hitchan
    -------------------------------
    Gregory D. Hitchan
    Partner, Chief Operating Officer,
    General Counsel and Secretary